Mail Stop 6010


      		August 16, 2005


Via U.S. Mail and Facsimile to (310) 657-4879

Scott Hayashi
Chief Financial Officer
Arbios Systems, Inc.
8797 Beverly Boulevard, #206
Los Angeles, California 90048



Re:	Arbios Systems, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Filed March 30, 2005
	File No. 000-32603

Dear Mr. Hayashi:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant